SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

    CURRENT REPORT FOR ISSUERS SUBJECT TO THE 1934 ACT REPORTING REQUIREMENTS


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): September 27, 2000
                                                        ------------------

                         STREAMEDIA COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)



    Delaware                                                      22-3622272
    --------                     ------------                     ----------
 (State or other                 (Commission                    (IRS Employer
 jurisdiction of                 File Number)                Identification No.)
 incorporation)



244 West 54th Street, New York, NY                                      10019
----------------------------------                                      -----
(Address of principal executive offices)                              (Zip Code)



       Registrant's telephone number, including area code: (212) 445-1700


                                       N/A
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)


Item 5.  Other Events

On September 7, 2000, Streamedia Communications, Inc. accepted subscriptions for 940,000 Shares of Common Stock with net proceeds to us of $1,128,000 pursuant to a private placement under Regulation D, Rule 506 of the Securities Act of 1933, as amended. We plan to offer an additional $1,872,000 of Shares of Common Stock.

We are offering for sale a minimum of $1,000,000 and a maximum of up to $3,000,000 of Shares of Common Stock. Each Share of Common Stock to be sold will have a purchase price equal to the lesser of $2.00 per Share or a 20% discount to the closing bid price per Share, as reported on the Nasdaq SmallCap Market, on the day immediately preceding the date of each Closing of the Offering. If the Closing bid price per Share, as


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reported on the Nasdaq SmallCap Market, on the day immediately preceding the date of any Closing is less than $1.50 per Share, the purchase price will be equal to the lesser of $1.20 per Share or a 10% discount at the Closing bid price per Share, as reported on the Nasdaq SmallCap Market, on the day immediately preceding the date of such Closing. If the Closing bid price per Share, as reported on the Nasdaq SmallCap Market is more than $2.75 per Share on the day immediately preceding the date of any Closing, the purchase price will be equal to a 25% discount to the Closing bid price per Share, as reported on the Nasdaq SmallCap Market, on the day immediately preceding the date of any such Closing.

The securities offered in the private placement will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The proceeds from the private placement are to be used for general corporate purposes and capital equipment. We have incurred, and expect to continue to incur, substantial expenses in our operations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2000

Streamedia Communications, Inc.


/s/ JAMES RUPP
-------------------------------
    James Rupp
    Chief Executive Officer